BYZANTINE VENTURES, INC.

2000 STOCK OPTION PLAN

    Name.

    This Plan shall be known as the "Byzantine Ventures, Inc. 2000 Stock Option Plan", and is sometimes herein called the "Plan".

    Purpose.

    The purpose of the Plan is to provide a means for Byzantine Ventures, Inc., a Delaware corporation (the "Company"), through the grant of incentive stock options and nonqualified stock options to Key Employees (as defined below), to attract and retain persons of ability as employees and motivate such employees to exert their best efforts on behalf of the Company and any Subsidiary (as defined below).

    Definitions.

      The term "Subsidiary" means any corporation which at the time an option is granted under the Plan qualifies as a subsidiary of the Company under the definition of "subsidiary corporation" contained in section 424(f) of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), or any similar provision hereafter enacted, except that such term shall not include any corporation which is classified as a foreign corporation pursuant to section 7701 of the Code.

      The term "Key Employees" means those employees (including officers and directors who are also employees) of the Company or of any Subsidiary whose services, in the judgment of the Committee constituted pursuant to paragraph 5, are considered especially important to the future of the Company.

      The term "Incentive Stock Options" means options to purchase Common Stock of the Company ("Stock") which at the time such options are granted under the Plan qualify as incentive stock options within the meaning of section 422 of the Code.

      The term "Nonqualified Stock Options" means options to purchase Stock which at the time such options are granted under the Plan do not qualify as Incentive Stock Options.

      The term "options" means, collectively, Incentive Stock Options and Nonqualified Stock Options.

    Shares Subject to the Plan.

    Options may be granted by the Company from time to time to Key Employees to purchase an aggregate of 250,000 shares of Stock, and that number of shares shall be reserved for options granted under the Plan (subject to adjustment as provided in paragraph 7(h)). If any option granted under the Plan terminates, expires or, with the consent of the optionee, is cancelled, new options may thereafter be granted covering such shares.

    Administration of the Plan.

    The Plan shall be administered by the Board of Directors of the Company (the "Board") or, at the election of the Board, by a Compensation and Benefits Committee of the Board (the "Committee") consisting of not less than two members appointed by the Board and serving at the Board's pleasure. Any vacancy occurring in the membership of the Committee shall be filled by appointment by the Board. If there is no Committee or the Board does not elect to delegate such functions to the Committee, then all of the powers and duties given to the Committee hereunder shall be exercised or performed by the Board. At such time as the Company first registers a class of equity securities under section 12 of the Securities Exchange Act of 1934, as amended, members of the Committee, if constituted, shall be "Non-Employee Directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended or replaced from time to time, so long as they serve as such members.

    The Committee may interpret the Plan, prescribe, amend and rescind any rules and regulations necessary or appropriate for the administration of the Plan or for the continued qualification of any Incentive Stock Options and make such other determinations and take such other action as it deems necessary or advisable, except as otherwise expressly reserved to the Board in the Plan. Without limiting the generality of the preceding sentence, the Committee may, in its discretion, treat all or any portion of any period during which an optionee is on military or an approved leave of absence from the Company or a Subsidiary as a period of employment of such optionee by the Company or such Subsidiary for purposes of accrual of his or her rights under his or her options. Any interpretation, determination or other action made or taken by the Committee shall be final, binding and conclusive.

    Grant of Options.

    Subject to the Plan, the Committee shall: (a) determine and designate from time to time those Key Employees to whom options are to be granted, and whether the options so to be granted will be Incentive Stock Options or Nonqualified Stock Options; (b) authorize the granting of Incentive Stock Options, Nonqualified Stock Options or combinations thereof; (c) determine the number of shares subject to each option; (d) determine the time or times when and the manner in which each option shall be exercisable and the duration of the exercise period; and (e) make such other determinations as it may be authorized to make in the Plan and as it may deem necessary and desirable for the purposes of the Plan; provided that (i) no option shall be granted after the expiration of ten years from the effective date of the Plan specified in paragraph 12 below, (ii) the aggregate fair market value (determined as of the date the option is granted) of the Stock subject to such options that become exercisable for the first time by any employee during any calendar year under all incentive stock option plans of the Company and its Subsidiaries shall not exceed $100,000, and (iii) no person who is not an employee of the Company or a Subsidiary shall be entitled to receive Incentive Stock Options under the Plan.

    Terms and Conditions of Options.

    Each option granted under the Plan shall be evidenced by an agreement, in a form attached hereto as Annex A or Annex B or such other form as may be approved by the Committee. Such agreement shall be subject to the following terms and conditions and to such other terms and conditions as the Committee may deem appropriate:

      Option Period. Each option agreement shall specify the period for which the option thereunder is granted and shall provide that such option shall expire at the end of such period. The Committee may extend such period; provided that, in the case of an Incentive Stock Option, such extension shall not in any way disqualify the option as an Incentive Stock Option. In no case shall such period, including any such extensions, exceed ten years from the date of grant; provided that, in the case of an Incentive Stock Option granted to an individual who, at the time of grant, owns Stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company (a "Ten Percent Shareholder"), such period, including extensions, shall not exceed five years from the date of grant.

      Option Price. The option price per share shall be determined by the Committee at the time any option is granted, and shall not be less than the fair market value, or current net asset value in the case of a Nonqualified Stock Option, of one share of Stock on the date the option is granted. Notwithstanding the foregoing, however, in the case of any Incentive Stock Option granted to a Ten Percent Stockholder, such price shall be not less than 110 percent of the fair market value of one share of Stock on the date the option is granted.

      Exercise of Option. No part of any option may be exercised until the optionee shall have remained in the employ of the Company or of a Subsidiary for such period, if any, after the date on which the option is granted as the Committee may specify in the option agreement, and the option agreement may provide for exercisability in installments.

      Payment of Purchase Price on Exercise. Each option shall provide that the purchase price of the shares as to which such option shall be exercised shall be paid to the Company at the time of exercise either in cash or in such other consideration as the Committee deems appropriate, including, but not limited to, Stock already owned by the optionee having a total fair market value, as determined by the Committee, equal to the purchase price, or a combination of cash and Stock having a total fair market value, as so determined, equal to the purchase price.

      Exercise in the Event of Death or Termination of Employment.

        If an optionee shall die while an employee of the Company or a Subsidiary or within three months after termination of his or her employment with the Company or a Subsidiary because of his or her permanent disability or retirement, his or her options may be exercised, to the extent that the optionee shall have been entitled to do so on the date of death or such termination of employment, by the person or persons to whom the optionee's rights under the option pass by will or applicable law, or if no such person has such right, by his or her executors or administrators, at any time, or from time to time, but not later than the expiration date specified in or pursuant to paragraph 7(a) or six months after the optionee's death, whichever date is earlier.

        If an optionee's employment by the Company or a Subsidiary terminates because of his or her permanent disability or retirement and such optionee shall not have died within three months thereafter, he or she may exercise his or her options, to the extent that he or she shall have been entitled to do so at the date of the termination of his or her employment, at any time, or from time to time, but not later than the expiration date specified in or pursuant to paragraph 7(a) or three months after termination of employment, whichever date is earlier.

        If an optionee's employment terminates for any reason other than death, permanent disability or retirement, all right to exercise his or her options shall (except as the Committee may determine generally or in a particular case) terminate at the date of such termination of employment.

      Nontransferability. No option granted under the Plan shall be transferable other than by will or the laws of descent and distribution. During the lifetime of the optionee, an option shall be exercisable only by such optionee.

      Investment Representation. Each option agreement shall contain such investment representations as the Committee may consider necessary and appropriate to comply with applicable securities laws and shall provide that the Committee may, in its absolute discretion, require similar representations to be made by any person exercising an option hereunder at the time and as a condition of any such option exercise.

      Adjustments in Event of Change in Stock. In the event of any change in the Stock by reason of any stock dividend, recapitalization, reorganization, merger or consolidation, split-up, combination or exchange of shares, or any similar change affecting the Stock, either the vesting of all outstanding options may be accelerated or the number and kind of shares which thereafter may be subject to options and sold under the Plan and the number and kind of shares subject to outstanding option agreements and the purchase price per share thereof shall be appropriately adjusted consistent with such change, as the Committee may deem equitable and in the interests of the Company.

      Incentive Stock Options. Each option agreement which provides for the grant of an Incentive Stock Option shall contain such terms and conditions as the Committee may determine to be necessary or desirable to qualify such option as an Incentive Stock Option within the meaning of section 422 of the Code.

      No Rights as Shareholder. No optionee, as such, shall have any rights as a shareholder of the Company.

      No Rights to Continued Employment or Engagement. The Plan and any option granted under the Plan shall not confer on any optionee any right with respect to continuation of employment by the Company or any Subsidiary, nor shall they interfere in any way with the right of the Company or any Subsidiary by which an optionee is employed to terminate his or her employment at any time.

    Compliance with Laws and Regulations.

    The Plan, the grant and exercise of options thereunder and the obligation of the Company to sell and deliver shares on exercise of such options shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may, in the opinion of the Committee, be required. The Company shall not be required to issue or deliver any certificates for shares of Stock prior to (a) the listing of such shares on any stock exchange on which the Stock may then be listed, and (b) the completion of any registration or qualification of such shares under any federal or state law, or any rule or regulation of any government body which the Company shall, in its sole discretion, determine to be necessary or advisable.

    Disposition of Incentive Stock Option Shares.

    No shares acquired on any exercise of an Incentive Stock Option granted under the Plan shall be transferable other than by will or the laws of descent and distribution within two years of the date such Incentive Stock Option is granted or within one year after the issuance of such shares on such exercise. Each certificate representing shares acquired on exercise of an Incentive Stock Option shall bear a legend to that effect.

    Repurchase of Shares on Termination.

    If and in such cases as the Committee considers advisable, in its absolute discretion, the Company shall have the right to repurchase any and all shares acquired on exercise of any option granted under the Plan, at such price and on such other terms and conditions as the Committee may approve and as may be set forth in the applicable option agreement. Such right shall be exercisable by the Company after termination of employment by the Company or any Subsidiary of the Key Employee exercising such option, whenever such termination may occur and whether such termination is voluntary or involuntary, with cause or without cause, without regard to the reason therefor, if any.

    Amendment and Discontinuation.

    The Board may from time to time amend, suspend, discontinue or terminate the Plan; provided that, subject to paragraph 7(h), no action of the Board or the Committee may (a) permit the granting of an option which expires beyond the period provided in or pursuant to paragraph 7(a), or (b) permit the granting of any option at an option price less than that determined in accordance with paragraph 7(b). Without the written consent of an optionee, no amendment, suspension, discontinuation or termination of the Plan shall alter or impair any option theretofore granted to him or her under the Plan.

    Effective Date of the Plan.

    The effective date of the Plan shall be ___________, 2000, subject to approval by the shareholders of the Company holding not less than a majority of the shares present and voting at an annual or special meeting or by written consent. Notwithstanding the foregoing, if the Plan shall have been approved by the Board prior to such meeting or the giving of such consent, options may be granted by the Committee as provided herein subject to such subsequent shareholder approval.

    Withholding Taxes.

Whenever the Company proposes or is required to issue or transfer shares of Stock under the Plan, the Company shall have the right to require the grantee to remit to the Company an amount sufficient to satisfy any Federal, state or local withholding tax requirements prior to the delivery of any certificate or certificates for such shares or may deduct such amount from other amounts payable to the grantee. Alternatively, the Company may issue or transfer such shares of Stock net of the number of shares sufficient to satisfy the withholding tax requirements. For withholding tax purposes, the shares of Stock shall be valued on the date the withholding obligation is incurred.